Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

BOOTH #2420

DataMirror Extends Data Protection Capabilities

for Oracle Databases with iReflect™ Version 1.5

Customers Gain Heightened Availability and ROI Within Oracle® Environments

ORACLE WORLD, SAN FRANCISCO, CA – (September 8, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced a new version of its market-leading iReflect high availability and resiliency software for Oracle business environments. The new version was launched at OracleWorld, the world’s largest conference and exhibition dedicated to Oracle technology, where demonstrations of iReflect can be seen at DataMirror’s booth (#2420).

DataMirror iReflect empowers Oracle customers to build a resilient, near zero-latency enterprise that is virtually impervious to downtime. The enhancements in Version 1.5 extend iReflect’s core functionality, enabling organizations to heighten Oracle availability, reduce administration and gain a rapid return on their software investment.

“Our product development team and business analysts have worked closely with Oracle customers to understand their specific business needs for availability and resiliency,” said Nigel Stokes, CEO, DataMirror. “Version 1.5 incorporates capabilities specifically designed for today’s high volume, distributed Oracle environments—providing customers with one of the most advanced and easiest-to-use high availability solutions in the Oracle 9i™ market. iReflect installs on both primary and recovery Oracle systems in just minutes, and requires minimal effort to administer, greatly reducing total cost of ownership.”

Companies worldwide, including Sony Mexico, Teranet, Tucows and one of the world’s largest technology providers, use iReflect to increase revenues and improve their bottom line through new operational efficiencies, enhanced service levels and the ability to do business 24/7.

The key differentiating features of iReflect Version 1.5 include:

DDL Refresh – iReflect’s DDL support and object refresh functionality has been extended to include the ability to refresh an object’s definition before refreshing its data. The ability to refresh, replicate and audit data definition language used to create and modify database objects greatly reduces the time and effort required to perform common administrative tasks.

Master-to-Master Replication – Enterprises that employ application load sharing between servers can use iReflect’s bi-directional data replication to maintain data integrity. Enterprises can maximize their investment in existing systems through the ability to easily distribute Oracle data and workload across multiple servers.

Sync Check – Verify data definition and content of objects between source and target Oracle systems to ensure data integrity. Sync Check ensures that vital data is available and consistent across all Oracle systems and reduces system vulnerability.

DataMirror iReflect uses intelligent database-level mirroring to achieve superior uptime and availability for data assets on Oracle9i. The iReflect log-based solution mirrors Oracle database transactions from the primary system to the backup system in real-time, and supports cross-platform replication between Sun, Hewlett-Packard and IBM pSeries systems. It has the ability to detect primary system failure and invoke operational switching to enable highly available business operations in Oracle environments.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright © 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, iReflect and The experience of now are trademarks or registered trademarks of DataMirror Corporation. Oracle is a registered trademark and Oracle9i and Real Application Clusters are trademarks or registered trademarks of Oracle Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.